EXHIBIT A

                 SCHEDULE 13G - TO BE INCLUDED IN STATEMENTS
               FILED PURSUANT TO THE RULE 13d-1(b) or 13d-2(b)

     Pursuant to the instructions in Item 7 of Schedule 13G, Growth Stock Outlook, Inc. ("GSO") an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, is the beneficial owner of the securities in the amounts described herein as a result of acting as investment adviser to several managed accounts and an investment company registered under Section 8 of the Investment Company Act of 1940, as amended.

     Charles Allmon, the President, Treasurer and majority shareholder of GSO, has sole power to dispose of the securities described herein.